Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Reports First Quarter Fiscal Year 2007 Revenue Increase of
26.7% versus the Prior Year
• Revenue Growth Across All Segments
•	Domestic Consumer Segment Revenue Increases 14.0% versus the Prior Year

•	Domestic Florist Segment Revenue Increases 3.9% versus the Prior Year, Excluding $2.1 Million of Revenue from the Prior Year Related to Renaissance

•	International Segment Revenue of $17.6 Million, Reflecting a 25.6% Increase in Consumer Order Volume
•	First Quarter Diluted EPS of $0.18, which includes $0.03 of Other Income, Primarily Related to Net Foreign Currency Gains, versus Diluted EPS of $0.11 in the Prior Year Quarter
DOWNERS GROVE, IL. — Tuesday, October 31, 2006 — FTD Group, Inc. (NYSE: FTD), a leading global provider of floral products and services, today announced first quarter fiscal year 2007 financial results for the period ended September 30, 2006.
FIRST QUARTER FISCAL YEAR 2007 RESULTS
First quarter fiscal year 2007 consolidated revenue grew $22.9 million, or 26.7%, to $108.8 million, compared to revenue of $85.9 million for the same period of fiscal year 2006. Interflora Holdings Limited (“Interflora”), which the Company acquired on July 31, 2006, accounted for $17.6 million of this increase in revenue. Growth in the Company’s domestic business contributed the remaining $5.3 million increase.
Net income for the first quarter of fiscal year 2007 was $5.4 million, or $0.18 per diluted share, which includes $0.9 million, or $0.03 per diluted share, related to other income, net, compared to net income of $3.4 million, or $0.11 per diluted share, in the prior year quarter. Other income, net, on a pre-tax basis of $1.5 million is primarily related to net foreign currency gains recognized during the first quarter of fiscal year 2007. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the current fiscal year period was $20.2 million compared to EBITDA of $12.9 million for the prior fiscal year period. EBITDA excluding other income, net, for the first quarter of fiscal year 2007 was $18.7 million, which represents growth of $5.8 million over the same period of the prior fiscal year.
3113 Woodcreek Drive   •     Downers Grove, IL 60515
Main Phone:   (630) 719-7800   •   www.ftd.com

“We are pleased to begin fiscal 2007 with such solid results. Our ability to take advantage of opportunities in the marketplace allowed us to generate strong growth across all business segments,” said Michael J. Soenen, President and Chief Executive Officer of FTD.
A table reconciling net income to EBITDA (including adjustments) is included with the attached consolidated financial statements. The Company believes EBITDA (including adjustments) provides supplemental information related to the Company’s operations and results. Management did not consider any items, other than other income, net, to be outside of the Company’s core operations during the period.
Domestic Consumer Segment
The Domestic Consumer Segment is a leading Internet and telephone marketer of flowers and specialty gifts, which sells products directly to consumers primarily through the Internet via the www.ftd.com Web site and through the 1-800-SEND-FTD toll-free telephone number. The Domestic Consumer Segment achieved revenues of $47.4 million in the first quarter of fiscal year 2007, compared to revenues of $41.6 million in the same period of fiscal year 2006, representing a 14.0% increase. Growth was driven by an 11.5% increase in order volumes. First quarter operating income in the Domestic Consumer Segment was $3.8 million, or 7.9% of Domestic Consumer Segment revenues, and represented an increase of 44.5% over operating income of $2.6 million for the prior year period, which represented 6.3% of Domestic Consumer Segment revenues in the prior year period. This expansion in operating income as a percent of revenues was primarily related to the addition of advertising revenue (which commenced in December 2005) and a decrease in marketing cost per order during the current year period.
Domestic Consumer orders during the first quarter of fiscal year 2007 totaled 768,000 compared to 689,000 orders in the same period of fiscal year 2006. Average order value increased slightly to $60.52 in the current quarter from $60.31 in the prior year’s quarter. The percentage of Internet orders increased slightly to 88.1% from 88.0% in the first quarter of fiscal year 2006.
Domestic Florist Segment
The Domestic Florist Segment markets floral products and services to FTD members and other retail locations offering floral products in the U.S. and Canada. The Domestic Florist Segment achieved revenues of $43.8 million in the first quarter of fiscal year 2007, compared to revenues of $44.3 million in the same period of the prior fiscal year. Included in the prior year was approximately $2.1 million of revenue related to the Renaissance Greeting Card business which the Company sold in December 2005. Excluding the revenue from the prior fiscal year period related to Renaissance, revenues from the Domestic Florist Segment grew at 3.9% over the same period of the prior year primarily as a result of increased technology system sales and an increase in sales related to the Company’s online services. First quarter fiscal year 2007 operating income in the Domestic Florist Segment was $14.2 million, or 32.5% of Domestic Florist Segment revenues, compared to operating income of $11.3 million in the prior year quarter, or 25.4% of Domestic Florist Segment revenue. The expansion in margin was primarily related to planned reductions in operating costs and increased profitability on service offerings to FTD members.
International Segment
The International Segment, a new segment in fiscal year 2007, is primarily comprised of Interflora, a U.K. based provider of floral and gift products and services to consumers and retail floral locations in the U.K. and the Republic of Ireland. Interflora was acquired by the Company on July 31, 2006 and as a result, only two months of its results are included in the Company’s

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first quarter fiscal year 2007 financial statements. The International Segment achieved revenues of $17.6 million in the first quarter of 2007, driven by sales volume in both the consumer and florist businesses. First quarter 2007 operating income in the International Segment was $1.2 million, or 6.8% of revenues. Both were in line with management’s expectations. Consumer orders in the International Segment totaled 229,000, up 25.6% over the same period of the prior fiscal year. Average order value in the International Segment was $62.84 for the two month period and Internet orders comprised 69.7% of the order volume.
BALANCE SHEET AND OTHER HIGHLIGHTS
As of September 30, 2006 the Company’s debt balance totaled $349.5 million, including notes payable of $23.3 million related to the Interflora acquisition, up from $220.1 million as of June 30, 2006. At the time of the acquisition of Interflora, the Company entered into a new senior secured credit facility consisting of a $150 million term loan and a $75 million revolving credit facility. As of September 30, 2006, the Company had $44 million available under its revolving credit facility. Capital expenditures for the quarter ended September 30, 2006 were $1.9 million and were primarily related to continued technology improvements. Cash and cash equivalents were $13.3 million at September 30, 2006.
OUTLOOK
“As we prepare to enter the busy holiday season, we believe we are well positioned to achieve the previously provided revenue, EBITDA and EPS targets,” concluded Soenen.
For the full fiscal year 2007, the Company previously announced targeted annual revenues of $630 million, net income of $26.5 million, with diluted earnings per share of $0.91 and targeted annual EBITDA of $85.4 million. As previously announced, net income, EPS and EBITDA targets include approximately $3 million of expense related to stock compensation associated with Statement of Financial Accounting Standards No. 123(R) and a deferred compensation plan related to Interflora. These net income, EPS and EBITDA targets exclude other income, net, which is expected to primarily relate to foreign currency related gains and losses. The Company’s financial statements for the quarter ended September 30, 2006 classifies the expense related to the write-off of deferred financing fees associated with the refinancing of the bank debt in July 2006 as interest expense.
CONFERENCE CALL
A conference call has been scheduled for October 31, 2006 at 10:00 a.m., ET, to review results for the first quarter of fiscal year 2007. To listen to the call over the Internet, go to the investor relations portion of the Company’s Web site, www.ftd.com. Please allow at least 15 minutes to register, download and install any necessary audio software. To listen to the call by phone dial (877) 381-6199 for North American callers or (706) 679-4384 for International callers; mention Conference ID #21307097. A replay of the conference call will be available through November 14, 2006 beginning one hour after the completion of the live call by phone at (800) 633-8284 for North American callers or (402) 977-9140 for International callers or on the Web at www.ftd.com. The conference call contains time-sensitive information that is accurate only as of October 31, 2006, the date of the live broadcast. The call is the property of FTD Group, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD Group, Inc. is strictly prohibited.

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ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada and the U.K. The business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to our independent members.
FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding the Company’s outlook, anticipated revenue growth and profitability; anticipated benefits of its acquisition of Interflora, anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business will reflect the operations of Interflora Holdings Limited. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.
Financial statements follow...

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FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2006	2005

Revenues:
Consumer segment	$47,393	$41,559
Florist segment	43,821	44,310
International segment	17,557	—

Total revenues	108,771	85,869

Costs of Goods Sold and Services Provided:
Consumer segment	33,447	30,458
Florist segment	14,464	14,838
International segment	11,996	—
Corporate	516	562

Total costs of goods sold and services provided	60,423	45,858

Gross Profit:
Consumer segment	13,946	11,101
Florist segment	29,357	29,472
International segment	5,561	—
Corporate	(516)	(562)

Total gross profit	48,348	40,011

Advertising and Selling:
Consumer segment	4,886	4,532
Florist segment	10,475	13,119
International segment	1,203	—

Total advertising and selling	16,564	17,651

General and Administrative:
Consumer segment	4,478	3,228
Florist segment	2,265	2,284
International segment	3,159	—
Corporate	6,508	6,417

Total general and administrative	16,410	11,929

Operating Income (Loss) Before Corporate Allocations:
Consumer segment	4,582	3,341
Florist segment	16,617	14,069
International segment	1,199	—
Corporate	(7,024)	(6,979)

Total operating income before corporate allocations	15,374	10,431

Corporate Allocations:
Consumer segment	817	735
Florist segment	2,392	2,813
International segment	—	—
Corporate	(3,209)	(3,548)

Total corporate allocations	—	—

Income (Loss) From Operations:
Consumer segment	3,765	2,606
Florist segment	14,225	11,256
International segment	1,199	—
Corporate	(3,815)	(3,431)

Total income from operations	15,374	10,431

Other Income and Expenses:
Interest income	(298)	(166)
Interest expense	8,226	4,781
Other income, net	(1,533)	(44)

Total other expenses	6,395	4,571

Income before income tax	8,979	5,860

Income tax expense	3,547	2,433
Minority interest	(11)	—

Net income	$5,443	$3,427

Net income per common share — basic	$0.19	$0.12

Net income per common share — diluted	$0.18	$0.11

Weighted average common shares outstanding — basic	28,232	29,454

Weighted average common shares outstanding — diluted	29,469	30,542

FTD GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

ASSETS	September 30, 2006	June 30, 2006
	Unaudited

Current Assets:
Cash and cash equivalents	$13,302	$10,954
Accounts receivable, less allowance for doubtful accounts of $4,890 at September 30, 2006 and $4,437 at June 30, 2006	44,780	26,044
Inventories, net	3,320	3,542
Deferred income taxes	2,728	2,695
Prepaid expenses and other current assets	6,530	3,290

Total current assets	70,660	46,525

Property and equipment:
Land and improvements	1,665	1,380
Building and improvements	18,532	15,611
Computer equipment	8,677	4,931
Furniture and equipment	3,432	3,343

Total	32,306	25,265
Less accumulated depreciation	7,124	6,051

Property and equipment, net	25,182	19,214

Other assets:
Deferred financing fees, net	6,215	6,848
Computer software, net	14,393	10,577
Other noncurrent assets	15,723	14,557
Other intangible assets, less accumulated amortization of $6,740 at September 30, 2006 and $5,993 at June 30, 2006	15,776	14,780
Trademark	184,471	121,577
Goodwill	414,176	336,659

Total other assets	650,754	504,998

Total assets	$746,596	$570,737

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$58,573	$45,273
Customer deposits	4,474	4,519
Unearned income	1,587	1,909
Accrued interest	4,000	4,924
Accrued compensation	3,470	4,521
Other accrued liabilities	9,820	8,210
Notes payable	21,645	—
Current maturities of long-term debt	1,500	1,125

Total current liabilities	105,069	70,481

Senior secured credit facility	154,500	48,875
Senior subordinated notes	170,117	170,117
Post-retirement benefits, accrued pension obligations and other liabilities	5,209	2,368
Deferred income taxes	81,444	61,160

Stockholders’ equity:
Common stock: $0.01 par value, 75,000,000 shares authorized; 29,482,182 shares issued as of September 30, 2006 and June 30, 2006	295	295
Additional paid-in capital	234,284	233,362
Retained earnings (accumulated deficit)	3,889	(1,554)
Accumulated other comprehensive income	2,600	200
Treasury stock, at cost, 1,147,326 shares as of September 30, 2006 and 1,504,480 shares as of June 30, 2006	(10,811)	(14,567)

Total stockholders’ equity	230,257	217,736

Total liabilities and stockholders’ equity	$746,596	$570,737

FTD GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2006	2005

Cash flows from operating activities:
Net income	$5,443	$3,427
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	1,513	1,042
Amortization	1,803	1,407
Stock-based compensation	393	165
Amortization and write-off of deferred financing costs	2,077	316
Provision for doubtful accounts	764	771
Deferred income taxes	(601)	28
Increase (decrease) in cash due to changes in operating assets and liabilities:
Accounts receivable	(5,924)	(7,327)
Inventories	327	44
Prepaid expenses and other	829	2,218
Other noncurrent assets	(428)	5
Accounts payable	(8,812)	(5,697)
Other accrued liabilities, unearned income, customer deposits and other	(3,085)	(4,443)

Net cash used in operating activities	(5,701)	(8,044)

Cash flows from investing activities:
Acquisition	(96,479)	—
Capital expenditures	(1,935)	(3,292)
Dividends received	146	—

Net cash used in investing activities	(98,268)	(3,292)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	150,000	—
Repayments of long-term debt	(50,000)	(174)
Net proceeds from revolving credit facility	6,000	5,000
Deferred financing costs	(1,444)	—
Proceeds from exercise of stock options	422	—
Tax effect of stock option benefit	654	—

Net cash provided by financing activities	105,632	4,826

Effect of foreign exchange rate changes on cash	685	100

Net increase (decrease) in cash and cash equivalents	2,348	(6,410)
Cash and cash equivalents at beginning of period	10,954	8,890

Cash and cash equivalents at end of period	$13,302	$2,480

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$7,105	$7,728

Income taxes	$3,027	$46

Non-cash disclosure:
Issuance of notes payable associated with the purchase of Interflora Holdings Limited	$23,345

Issuance of treasury stock associated with the purchase of Interflora Holdings Limited	$3,206

FTD GROUP, INC.
SEGMENT INFORMATION
(Unaudited)
 (In thousands)

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated

Revenues:
Consumer segment	$50,868	$(3,475)	$47,393	$44,950	$(3,391)	$41,559
Florist segment	43,881	(60)	43,821	44,355	(45)	44,310
International segment	17,524	33	17,557	—	—	—

Total	112,273	(3,502)	108,771	89,305	(3,436)	85,869

Costs of Goods Sold and Services Provided:
Consumer segment	33,905	(458)	33,447	30,877	(419)	30,458
Florist segment	15,291	(827)	14,464	15,683	(845)	14,838
International segment	12,012	(16)	11,996	—	—	—
Corporate	516	—	516	562	—	562

Total	61,724	(1,301)	60,423	47,122	(1,264)	45,858

Gross Profit:
Consumer segment	16,963	(3,017)	13,946	14,073	(2,972)	11,101
Florist segment	28,590	767	29,357	28,672	800	29,472
International segment	5,512	49	5,561	—	—	—
Corporate	(516)	—	(516)	(562)	—	(562)

Total	50,549	(2,201)	48,348	42,183	(2,172)	40,011

Advertising and Selling:
Consumer segment	4,886	—	4,886	4,532	—	4,532
Florist segment	12,724	(2,249)	10,475	15,291	(2,172)	13,119
International segment	1,246	(43)	1,203	—	—	—

Total	18,856	(2,292)	16,564	19,823	(2,172)	17,651

General and Administrative:
Consumer segment	4,940	(462)	4,478	3,655	(427)	3,228
Florist segment	2,265	—	2,265	2,284	—	2,284
International segment	3,023	136	3,159	—	—	—
Corporate	6,046	462	6,508	5,990	427	6,417

Total	16,274	136	16,410	11,929	—	11,929

Operating Income (Loss) before Corporate Allocations:
Consumer segment	7,137	(2,555)	4,582	5,886	(2,545)	3,341
Florist segment	13,601	3,016	16,617	11,097	2,972	14,069
International segment	1,243	(44)	1,199	—	—	—
Corporate	(6,562)	(462)	(7,024)	(6,552)	(427)	(6,979)

Total	15,419	(45)	15,374	10,431	—	10,431

Corporate Allocations:
Consumer segment	817	—	817	735	—	735
Florist segment	2,392	—	2,392	2,813	—	2,813
International segment	—	—	—	—	—	—
Corporate	(3,209)	—	(3,209)	(3,548)	—	(3,548)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	6,320	(2,555)	3,765	5,151	(2,545)	2,606
Florist segment	11,209	3,016	14,225	8,284	2,972	11,256
International segment	1,243	(44)	1,199	—	—	—
Corporate	(3,353)	(462)	(3,815)	(3,004)	(427)	(3,431)

Total	$15,419	$(45)	$15,374	$10,431	$—	$10,431

Depreciation and Amortization:
Consumer segment	$940	$—	$940	$617	$—	$617
Florist segment	834	—	834	868	—	868
International segment	576	—	576	—	—	—
Corporate	966	—	966	964	—	964

Total	$3,316	$—	$3,316	$2,449	$—	$2,449

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses that are not considered reflective of the Company’s core operations. For the period ended September 30, 2006, the only item not considered part of the Company’s core operations was other income, which primarily consists of net foreign currency gains. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended
	September 30,
	2006	2005

Net income, as reported (GAAP basis)	$5,443	$3,427
plus: Interest expense, net	7,928	4,615
plus: Depreciation and amortization	3,316	2,449
plus: Income tax expense	3,547	2,433

EBITDA (1)	20,234	12,924
Other income, net	(1,533)	(44)

Adjusted EBITDA (1)	$18,701	$12,880

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and currency fluctuations (resulting from our recently acquired Interflora business in the U.K.). The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company is not projecting other income (expense) for the period or other items which are not considered reflective of the Company’s core operations. EBITDA is calculated as follows for the period presented:

Year Ended
June 30, 2007
(Forecasted Targets)

Revenues	$630,000

Net income (GAAP basis)	$27,420
Other income, net (net of tax of $613)	920

Net income, excluding other income, net	26,500
plus: Interest expense, net	28,400
plus: Depreciation and amortization	14,500
plus: Income tax expense	16,000

EBITDA (1)	$85,400

(1)	The Company uses EBITDA as a supplemental measure of performance. Measures similar to EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates. The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA are that it does not reflect the Company’s cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, it does not reflect changes in, or cash requirements for, the Company’s working capital requirements and other companies in the Company’s industry may calculate this measure differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA only supplementally.